ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-2
$ 214,068,614 6.35% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   3,310,424     573,302     254,529    5.82%    4,387,599    8.14%
 Feb-2000   3,050,544     573,302     204,171    4.96%    4,571,165    8.97%
 Mar-2000   3,228,399     573,302     222,646    5.78%    3,339,167    6.99%
 Apr-2000   3,318,473     573,302     184,190    5.15%    3,010,280    6.77%
 May-2000   2,730,146     573,302     122,486    3.66%    2,779,016    6.81%
 Jun-2000   3,029,472     573,302     172,069    5.56%    2,863,223    7.58%
 Jul-2000   2,695,596     573,302      19,075    0.66%    2,499,976    7.13%
 Aug-2000   2,422,257     573,302      22,926    0.86%    2,648,384    8.14%
 Sep-2000   2,417,995     573,302      21,282    0.86%    2,366,587    7.84%
 Oct-2000   2,207,527     573,302      51,012    2.24%    2,248,712    8.04%
 Nov-2000   2,209,468     573,302      24,876    1.19%    2,382,685    9.26%
 Dec-2000   2,016,483     573,302      67,740    3.51%    2,262,796    9.55%
          ____________ ___________ ___________
   Totals  32,636,785   6,879,627   1,367,003

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.